Exhibit 99.3

PART II

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This document contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended. The words “expect,” “estimate,” “anticipate,” “predict,” “believe” and similar expressions and variations thereof are intended to identify forward-looking statements. These statements appear in a number of places in this document and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, trends affecting the Company’s financial condition or results of operations. The readers of this document are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. More information regarding these risks, uncertainties and other factors is set forth under the heading “Risk Factors” in Item 1A of the Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company does not ordinarily make projections of its future operating results and undertakes no obligation (and expressly disclaims any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review this document and the other documents filed by the Company with the Securities and Exchange Commission (the “SEC”). This section should be read together with the audited Consolidated Financial Statements of News Corporation and related notes set forth elsewhere in this Current Report on Form 8-K .

INTRODUCTION

Management’s discussion and analysis of financial condition and results of operations is intended to help provide an understanding of News Corporation and its subsidiaries’ (together “News Corporation” or the “Company”) financial condition, changes in financial condition and results of operations. This discussion is organized as follows:

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Overview of the Company’s Business - This section provides a general description of the Company’s businesses, as well as developments that occurred either during fiscal 2009 or early fiscal 2010 that the Company believes are important in understanding its results of operations and financial condition or to disclose known trends.

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Results of Operations - This section provides an analysis of the Company’s results of operations for the three fiscal years ended June 30, 2009. This analysis is presented on both a consolidated and a segment basis. In addition, a brief description is provided of significant transactions and events that impact the comparability of the results being analyzed.

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Liquidity and Capital Resources - This section provides an analysis of the Company’s cash flows for the three fiscal years ended June 30, 2009, as well as a discussion of the Company’s outstanding debt and commitments, both firm and contingent, that existed as of June 30, 2009. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to fund the Company’s future commitments and obligations, as well as a discussion of other financing arrangements.

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Critical Accounting Policies - This section discusses accounting policies considered important to the Company’s financial condition and results of operations, and which require significant judgment and estimates on the part of management in application. In addition, Note 2 to the accompanying Consolidated Financial Statements of News Corporation summarizes the Company’s significant accounting policies, including the critical accounting policy discussion found in this section.

OVERVIEW OF THE COMPANY’S BUSINESS

The Company is a diversified global media company, which manages and reports its businesses in eight segments. During the first quarter of fiscal 2010, the Company reclassified STAR, which develops, produces and distributes television programming in Asia, from the Television segment to the Cable Network Programming segment. This reclassification was the result of a restructuring to combine the sales and distribution operations of the STAR channels with those of the Company’s other international cable businesses. In addition, the Magazines and Inserts segment has been renamed the Integrated Marketing Services segment. The Company has revised its segment information for prior fiscal years to conform to the fiscal 2010 presentation. The Company’s eight segments are:

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Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production and licensing of television programming worldwide.

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Television, which principally consists of the broadcasting of network programming in the United States and the operation of 27 full power broadcast television stations, including nine duopolies, in the United States (of these stations, 17 are affiliated with the Fox Broadcasting Company (“FOX”) and ten are affiliated with the MyNetworkTV network).

•

Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and direct broadcast satellite operators primarily in the United States, Latin America, Europe and Asia.

•	Direct Broadcast Satellite Television, which consists of the distribution of basic and premium programming services via satellite and broadband directly to subscribers in Italy.

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Integrated Marketing Services, which principally consists of the publication of free-standing inserts, which are promotional booklets containing consumer offers distributed through insertion in local Sunday newspapers in the United States, and the provision of in-store marketing products and services, primarily to consumer packaged goods manufacturers in the United States and Canada.

•

Newspapers and Information Services, which principally consists of the publication of four national newspapers in the United Kingdom, the publication of approximately 146 newspapers in Australia, the publication of a metropolitan newspaper and a national newspaper (with international editions) in the United States and the provision of information services.

•	Book Publishing, which principally consists of the publication of English language books throughout the world.

•

Other, which principally consists of Fox Interactive Media (“FIM”), which operates the Company’s Internet activities, and News Outdoor, an advertising business which offers display advertising in outdoor locations primarily throughout Russia and Eastern Europe.

Filmed Entertainment

The Filmed Entertainment segment derives revenue from the production and distribution of feature motion pictures and television series. In general, motion pictures produced or acquired for distribution by the Company are exhibited in U.S. and foreign theaters, followed by home entertainment, video-on-demand and pay-per-view television, premium subscription television, network television and basic cable and syndicated television exploitation. Television series initially produced for the networks and first-run syndication are generally licensed to domestic and international markets concurrently and subsequently released in seasonal DVD box sets. More successful series are later syndicated in domestic markets. The length of the revenue cycle for television series will vary depending on the number of seasons a series remains in active production and, therefore, may cause fluctuations in operating results. License fees received for television exhibition (including international and U.S. premium television and basic cable television) are recorded as revenue in the period that licensed films or programs are available for such exhibition, which may cause substantial fluctuations in operating results.

The revenues and operating results of the Filmed Entertainment segment are significantly affected by the timing of the Company’s theatrical and home entertainment releases, the number of its original and returning television series that are aired by television networks and the number of its television series in off-network syndication. Theatrical and home entertainment release dates are determined by several factors, including timing of vacation and holiday periods and competition in the marketplace. The distribution windows for the release of motion pictures theatrically and in various home entertainment formats have been compressing and may continue to change in the future. A further reduction in timing between theatrical and home entertainment releases could adversely affect the revenues and operating results of this segment.

The Company enters into arrangements with third parties to co-produce many of its theatrical productions. These arrangements, which are referred to as co-financing arrangements, take various forms. The parties to these arrangements include studio and non-studio entities, both domestic and foreign. In several of these agreements, other parties control certain distribution rights. The Filmed Entertainment segment records the amounts received for the sale of an economic interest as a reduction of the cost of the film, as the investor assumes full risk for that portion of the film asset acquired in these transactions. The substance of these arrangements is that the third-party investors own an interest in the film and, therefore, receive a participation based on the respective third-party investor’s interest in the profits or losses incurred on the film. Consistent with the requirements of Statement of Position (“SOP”) 00-2, “Accounting by Producers or Distributors of Films” (“SOP 00-2”), the estimate of a third-party investor’s interest in profits or losses incurred on the film is determined by reference to the ratio of actual revenue earned to date in relation to total estimated ultimate revenues.

Operating costs incurred by the Filmed Entertainment segment include: exploitation costs, primarily theatrical prints and advertising and home entertainment marketing and manufacturing costs; amortization of capitalized production, overhead and interest costs; and participations and talent residuals. Selling, general and administrative expenses include salaries, employee benefits, rent and other routine overhead.

The Company competes with other major studios, such as Disney, Paramount, Sony, Universal, Warner Bros. and independent film producers in the production and distribution of motion pictures and DVDs. As a producer and distributor of television programming, the Company competes with studios, television production groups and independent producers and syndicators, such as Disney, Sony, NBC Universal, Warner Bros. and Paramount Television, to sell programming both domestically and internationally. The Company also competes to obtain creative talent and story properties, which are essential to the success of the Company’s filmed entertainment businesses.

Television and Cable Network Programming

The Company’s television operations primarily consist of FOX, MyNetworkTV, Inc. (“MyNetworkTV”) and the 27 television stations owned by the Company.

The television operations derive revenues primarily from the sale of advertising. Adverse changes in general market conditions for advertising may affect revenues. The U.S. television broadcast environment is highly competitive and the primary methods of competition are the development and acquisition of popular programming. Program success is measured by ratings, which are an indication of market acceptance, with the top rated programs commanding the highest advertising prices. FOX and MyNetworkTV compete for audience, advertising revenues and programming with other broadcast networks, such as CBS, ABC, NBC and The CW, independent television stations, cable program services, as well as other media, including DVDs, video games, print and the Internet. In addition, FOX and MyNetworkTV compete with the other broadcast networks to secure affiliations with independently owned television stations in markets across the country.

The television stations owned by the Company compete for programming, audiences and advertising revenues with other television stations and cable networks in their respective coverage areas and, in some cases, with respect to programming, with other station groups, and in the case of advertising revenues, with other local and national media. The competitive position of the television stations owned by the Company is largely influenced by the strength of FOX and MyNetworkTV, and, in particular, the prime-time viewership of the respective network, as well as the quality of the programming of FOX and MyNetworkTV.

The Company’s U.S. cable network operations primarily consist of the Fox News Channel (“FOX News”), the FX Network (“FX”), Regional Sports Networks (“RSNs”), the National Geographic Channels, SPEED and the Big Ten Network. The Company’s international cable networks consist of the Fox International Channels (“FIC”), with channels primarily in Latin America, Europe and Asia, and STAR, with channels throughout Asia.

Generally, the Company’s cable networks, which target various demographics, derive a majority of their revenues from monthly affiliate fees received from cable television systems and direct broadcast satellite (“DBS”) operators based on the number of their subscribers. Affiliate fee revenues are net of the amortization of cable distribution investments (capitalized fees paid to a cable operator or DBS operator to facilitate the launch of a cable network). The Company defers the cable distribution investments and amortizes the amounts on a straight-line basis over the contract period. Cable television and DBS are currently the predominant means of distribution of the Company’s program services in the United States. Internationally, distribution technology varies region by region.

The Company’s cable networks compete for carriage on cable television systems, DBS systems and other distribution systems with other program services. A primary focus of competition is for distribution of the Company’s cable network channels that are not already distributed by particular cable television or DBS systems. For such program services, distributors make decisions on the use of bandwidth based on various considerations, including amounts paid by programmers for launches, subscription fees payable by distributors and appeal to the distributors’ subscribers.

The most significant operating expenses of the Television segment and the Cable Network Programming segment are the acquisition and production expenses related to programming and the production and technical expenses related to operating the technical facilities of the broadcaster or cable network. Other expenses include promotional expenses related to improving the market visibility and awareness of the broadcaster or cable network and its programming. Additional expenses include sales commissions paid to the in-house advertising sales force, as well as salaries, employee benefits, rent and other routine overhead expenses.

The Company has several multi-year sports rights agreements, including contracts with the National Football League (“NFL”) through fiscal 2014, contracts with the National Association of Stock Car Auto Racing (“NASCAR”) for certain races and exclusive rights for certain ancillary content through calendar year 2014, a contract with Major League Baseball (“MLB”) through calendar year 2013 and a contract for the Bowl Championship Series (“BCS”), excluding the championship game, through fiscal 2010. These contracts provide the Company with the broadcast rights to certain U.S. national sporting events during their respective terms. The costs of these sports contracts are charged to expense based on the ratio of each period’s operating profit to estimated total operating profit for the remaining term of the contract.

The profitability of these long-term U.S. national sports contracts is based on the Company’s best estimates at June 30, 2009 of directly attributable revenues and costs; such estimates may change in the future and such changes may be significant. Should revenues decline from estimates applied at June 30, 2009, additional amortization of rights may be recorded. Should revenues improve as compared to estimated revenues, the Company may have an improved operating profit related to the contract, which may be recognized over the estimated remaining contract term.

While the Company seeks to ensure compliance with federal indecency laws and related Federal Communications Commission (“FCC”) regulations, the definition of “indecency” is subject to interpretation and there can be no assurance that the Company will not broadcast programming that is ultimately determined by the FCC to violate the prohibition against indecency. Such programming could subject the Company to regulatory review or investigation, fines, adverse publicity or other sanctions, including the loss of station licenses.

Direct Broadcast Satellite Television

The DBS segment’s operations consist of SKY Italia, which provides basic and premium programming services via satellite and broadband directly to subscribers in Italy. SKY Italia derives revenues principally from subscriber fees. The Company believes that the quality and variety of video, audio and interactive programming, quality of picture, access to service, customer service and price are the key elements for gaining and maintaining market share. SKY Italia’s competition includes companies that offer video, audio, interactive programming, telephony, data and other information and entertainment services, including broadband Internet providers, digital terrestrial transmission (“DTT”) services, wireless companies and companies that are developing new media technologies. The Company is currently prohibited from providing a pay DTT service under regulations of the European Commission.

SKY Italia’s most significant operating expenses are those related to the acquisition of entertainment, movie and sports programming and subscribers and the production and technical expenses related to operating the technical facilities. Operating expenses related to sports programming are generally recognized over the course of the related sport season, which may cause fluctuations in the operating results of this segment.

Integrated Marketing Services

The Integrated Marketing Services segment derives revenues from the sale of advertising space in free-standing inserts, in-store marketing products and services, promotional advertising and production fees. Adverse changes in general market conditions for advertising may affect revenues. Operating expenses for the Integrated Marketing Services segment include paper, promotional, printing, retail commissions, distribution and production costs. Selling, general and administrative expenses include salaries, employee benefits, rent and other routine overhead.

Newspapers and Information Services

The Newspapers and Information Services segment derives revenues primarily from the sale of advertising space and the sale of published newspapers and subscriptions. Adverse changes in general market conditions for advertising may affect revenues. Circulation revenues can be greatly affected by changes in the cover prices of the Company’s and/or competitors’ newspapers, as well as by promotional activities.

Operating expenses for the Newspapers and Information Services segment include costs related to newsprint, ink, printing costs and editorial content. Selling, general and administrative expenses include salaries, employee benefits, rent and other routine overhead.

The Newspapers and Information Services segment’s advertising volume, circulation and the price of newsprint are the key variables whose fluctuations can have a material effect on the Company’s operating results and cash flow. The Company has to anticipate the level of advertising volume, circulation and newsprint prices in managing its businesses to maximize operating profit during expanding and contracting economic cycles. Newsprint is a basic commodity and its price is sensitive to the balance of supply and demand. The Company’s costs and expenses are affected by the cyclical increases and decreases in the price of newsprint. The newspapers published by the Company compete for readership and advertising with local and national newspapers and also compete with television, radio, Internet and other media alternatives in their respective markets. Competition for newspaper circulation is based on the news and editorial content of the newspaper, service, cover price and, from time to time, various promotions. The success of the newspapers published by the Company in competing with other newspapers and media for advertising depends upon advertisers’ judgments as to the most effective use of their advertising budgets. Competition for advertising among newspapers is based upon circulation levels, readership levels, reader demographics, advertising rates and advertiser results. Such judgments are based on factors such as cost, availability of alternative media, circulation and quality of readership demographics. In recent years, the newspaper industry has experienced difficulty increasing circulation volume and revenues. This is due to, among other factors, increased competition from new media formats and sources and shifting preferences among some consumers to receive all or a portion of their news from sources other than a newspaper.

The Newspapers and Information Services segment also derives revenue from the provision of subscriber-based information services and the licensing of products and content to third-parties. Losses in the number of subscribers for these information services may affect revenues. The information services provided by the Company also compete with other media sources (free and subscription-based) and new media formats. Licensing revenues depend on new and renewed customer contracts, and may be affected if the

Company is unable to generate new licensing business or if existing customers renew for lesser amounts, terminate early or forego renewal.

The Company believes that competition from new media formats and sources and shifting consumer preferences will continue to pose challenges within the Newspapers and Information Services industries.

Book Publishing

The Book Publishing segment derives revenues from the sale of general and children’s books in the United States and internationally. The revenues and operating results of the Book Publishing segment are significantly affected by the timing of the Company’s releases and the number of its books in the marketplace. The book publishing marketplace is subject to increased periods of demand in the summer months and during the end-of-year holiday season. This market place continues to change due to technical innovations, electronic book devices and other factors. Each book is a separate and distinct product, and its financial success depends upon many factors, including public acceptance.

Major new title releases represent a significant portion of the Company’s sales throughout the fiscal year. Consumer books are generally sold on a fully returnable basis, resulting in the return of unsold books. In the domestic and international markets, the Company is subject to global trends and local economic conditions.

Operating expenses for the Book Publishing segment include costs related to paper, printing, authors’ royalties, editorial, art and design expenses. Selling, general and administrative expenses include promotional expenses, salaries, employee benefits, rent and other routine overhead.

Other

The Other segment consists primarily of:

FIM

FIM sells advertising, sponsorships and subscription services on the Company’s various digital media properties. Significant FIM expenses include development costs, advertising and promotional expenses, salaries, employee benefits and other routine overhead. The Company’s digital media properties include the social networking site MySpace.com, IGN.com, RottenTomatoes.com, Askmen.com and Photobucket.com. FIM also has a search technology and services agreement with Google which expires in August 2010.

News Outdoor

News Outdoor sells outdoor advertising space on various media, primarily in Russia and Eastern Europe. Significant expenses associated with the News Outdoor business include site lease costs, direct production, maintenance and installation expenses, salaries, employee benefits and other routine overhead. The Company has announced that it intends to explore strategic options for News Outdoor in connection with News Outdoor’s continued development plans. The strategic options include, but are not limited to, exploring the opportunity to expand News Outdoor’s existing shareholder group through new partners. No agreement has yet been entered into with respect to any transaction.

Other Business Developments

In July 2008, the Company completed the sale of eight of its owned-and-operated FOX network affiliated television stations (the “Stations”) for approximately $1 billion in cash. The Stations included: WJW in Cleveland, OH; KDVR in Denver, CO; KTVI in St. Louis, MO; WDAF in Kansas City, MO; WITI in Milwaukee, WI; KSTU in Salt Lake City, UT; WBRC in Birmingham, AL; and WGHP in Greensboro, NC. In connection with the transaction, the Stations entered into new affiliation agreements with the Company to receive network programming and assumed existing contracts with the Company for syndicated programming. No portion of the sale proceeds was allocated to the new network affiliation agreements as they were negotiated at fair value and are consistent with similar pre-existing contracts with other third party-owned FOX affiliated stations. In addition, the Company recorded a gain of approximately $232 million in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2009.

In October 2008, the Company purchased VeriSign Inc.’s noncontrolling interest in the Jamba joint venture for approximately $193 million in cash, increasing the Company’s interest to 100%. During fiscal 2009, the Company recorded an impairment charge relating to Jamba’s goodwill and finite-lived intangible assets. (See Note 9 to the Consolidated Financial Statements of News Corporation)

During fiscal 2009, the Company entered into an agreement with Sky Deutschland AG (formerly Premiere AG) (“Sky Deutschland”) and the bank syndicate of Sky Deutschland to provide Sky Deutschland with a new financing structure and additional capital through two equity capital increases. The first and second equity capital increases were structured as rights issues and were completed in January 2009 and April 2009, respectively. In the first equity capital increase, the Company purchased additional shares of Sky Deutschland for approximately $33 million. In the second equity capital increase, the Company purchased additional shares of Sky Deutschland for approximately $150 million, increasing the Company’s ownership percentage in Sky Deutschland to 30.5%. As a result of the rights issues and other transactions, the Company invested an aggregate of approximately $300 million in shares of Sky Deutschland during fiscal 2009 and, as of June 30, 2009, the Company had an approximate 38% ownership interest in Sky Deutschland.

Since June 30, 2009, the Company acquired additional shares of Sky Deutschland, increasing its ownership to 39.96% as of August 5, 2009.

In February 2009, the Company, two newly incorporated subsidiaries of funds advised by Permira Advisers LLP (the “Permira Newcos”) and the Company’s then majority-owned, publicly-held subsidiary, NDS Group plc (“NDS”), completed a transaction pursuant to which all issued and outstanding NDS Series A ordinary shares, including those represented by American Depositary Shares traded on The NASDAQ Stock Market, were acquired for per-share consideration of $63 in cash (the “NDS Transaction”). As part of the transaction, approximately 67% of the NDS Series B ordinary shares held by the Company were exchanged for $63 per share in a mix of approximately $1.5 billion in cash, which included $780 million of cash retained upon the deconsolidation of NDS, and a $242 million vendor note. Immediately prior to the consummation of the NDS Transaction, the Company owned approximately 72% of NDS through its ownership of all of the outstanding NDS Series B ordinary shares and, accordingly, included the results of NDS in the consolidated financial statements of the Company. As a result of the transaction, NDS ceased to be a public company and the Permira Newcos and the Company now own approximately 51% and 49% of NDS, respectively. The Company’s remaining interest in NDS is accounted for under the equity method of accounting. A gain of $1.2 billion was recognized on the sale of the Company’s interest and is included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2009.

Impact of the Current Economic Environment

The United States and global economies are currently undergoing a period of economic uncertainty, and the related capital markets are experiencing significant disruption. In certain of the markets in which the Company’s businesses operate there has been a weakening in the economic climate due to housing market downturns and tightening of global credit markets resulting in pressure on labor markets, retail sales and consumer confidence. These recent economic trends have adversely impacted advertising revenues at the Company’s Television, Newspapers and Information Services and Other segments, as well as the retail sales of books and DVDs.

RESULTS OF OPERATIONS

Results of Operations – Fiscal 2009 versus Fiscal 2008

The following table sets forth the Company’s operating results for fiscal 2009 as compared to fiscal 2008.

	For the years ended June 30,
	2009	2008	Change	% Change
	($ millions)

Revenues	$30,423	$32,996	$(2,573)	(8)%

Operating expenses	(19,563)	(20,531)	968	(5)%
Selling, general and administrative	(6,164)	(5,984)	(180)	3%
Depreciation and amortization	(1,138)	(1,207)	69	(6)%
Impairment and restructuring charges	(9,208)	(19)	(9,189)	**
Equity (losses) earnings of affiliates	(309)	327	(636)	**
Interest expense, net	(927)	(926)	(1)	**
Interest income	91	246	(155)	(63)%
Other, net	1,256	2,419	(1,163)	(48)%

(Loss) income before income tax expense	(5,539)	7,321	(12,860)	**
Income tax benefit (expense)	2,229	(1,803)	4,032	**

Net (loss) income	(3,310)	5,518	(8,828)	**
Less: Net income attributable to noncontrolling interests	(68)	(131)	63	(48)%

Net (loss) income attributable to News Corporation stockholders	$(3,378)	$5,387	$(8,765)	**

Diluted (loss) earnings attributable to News Corporation stockholders per share	$(1.29)	$1.81	$(3.10)	**

** not meaningful

Overview – The Company’s revenues decreased 8% for the fiscal year ended June 30, 2009 as compared to the fiscal year ended June 30, 2008. The decrease was primarily due to revenue decreases at the Television, Filmed Entertainment and Other segments, as well as unfavorable foreign exchange fluctuations. Television segment revenues decreased primarily due to the absence of revenues from the Stations sold in July 2008, lower advertising revenues as a result of general weakness in the advertising markets and the absence of revenue from the Super Bowl which was broadcast on FOX during the fiscal year ended June 30, 2008. The decrease at the Filmed Entertainment segment was primarily due to decreased worldwide home entertainment and theatrical revenues. The Other segment’s revenue decrease reflects the sale of a portion of the Company’s ownership stake in NDS in February 2009. As a result of the sale, the Company’s portion of NDS operating results subsequent to February 5, 2009 is included within Equity (losses) earnings of affiliates. These decreases were partially offset by increased revenues at the Cable Network Programming segment, primarily due to an increase in net affiliate revenues.

Operating expenses for the fiscal year ended June 30, 2009 decreased 5% as compared to the fiscal year ended June 30, 2008. The decrease was primarily due to decreased amortization of production and participation costs and lower home entertainment manufacturing and marketing costs at the Filmed Entertainment segment, as well as favorable foreign currency fluctuations. Also contributing to these decreases was the absence of costs related to the Super Bowl and the Stations at the Television segment and the incremental decrease of costs related to NDS in the Other segment, reflecting the sale of a portion of the Company’s ownership stake in February 2009. These decreases were partially offset by higher programming costs at the Cable Network Programming segment, higher programming costs due to increases in entertainment programming license fees at FOX, as well as costs associated with the return of several programs in fiscal 2009 which were not broadcast in fiscal 2008 due to the Writer’s Guild of America strike in the Television segment and, in the Newspapers and Information Services segment, incremental expenses from Dow Jones & Company, Inc (“Dow Jones”), which was acquired in December 2007.

Selling, general and administrative expenses for the fiscal year ended June 30, 2009 increased approximately 3% as compared to fiscal 2008. The Newspapers and Information Services segment’s cost increase for the fiscal year ended June 30, 2009 was primarily due to incremental expenses from Dow Jones. Also contributing to this increase were higher employee costs partially offset by favorable foreign currency fluctuations and decreased costs related to NDS and the Stations.

Depreciation and amortization decreased 6% for the fiscal year ended June 30, 2009 as compared to fiscal 2008. The decrease was primarily due to the absence of depreciation on the decommissioned U.K. printing presses included in fiscal 2008, which was partially offset by higher depreciation due to additional property, plant and equipment placed into service and incremental depreciation and amortization from the acquisition of Dow Jones.

Impairment and Restructuring charges

As discussed in Note 9 to the Consolidated Financial Statements of News Corporation, during the fiscal year ended June 30, 2009, the Company performed an interim impairment review in advance of its annual impairment assessment because the Company believed events had occurred and circumstances had changed that would more likely than not reduce the fair value of the Company’s goodwill and indefinite-lived intangible assets below their carrying amounts. These events included: (a) the decline of the price of the Class A Common Stock and Class B Common Stock below the carrying value of the Company’s stockholders’ equity; (b) the reduced growth in advertising revenues; (c) the decline in the operating profit margins in some of the Company’s advertising-based businesses; and (d) the decline in the valuations of other television stations, newspapers and advertising-based companies as determined by the current trading values of those companies. In addition, the Company also performed an annual impairment assessment of its goodwill and indefinite-lived intangible assets.

As a result of the impairment reviews performed, the Company recorded non-cash impairment charges of approximately $8.9 billion ($7.2 billion, net of tax) in the fiscal year ended June 30, 2009. The charges consisted of a write-down of the Company’s indefinite-lived intangible assets (primarily FCC licenses in the Television segment) of $4.6 billion, a write-down of $4.1 billion of goodwill and a write-down of the Newspapers and Information Services segment’s fixed assets of $185 million in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As a result of the continued adverse economic conditions in the markets in which the Company conducts business, the Company will continue to monitor its goodwill, indefinite-lived intangible assets and long-lived assets for possible future impairment.

As discussed in Note 4 to the Consolidated Financial Statements of News Corporation, during the fiscal year ended June 30, 2009, certain of the markets in which the Company’s businesses operate have experienced a weakening in the current economic climate which has adversely affected advertising revenue and other consumer driven spending. As a result, a number of the Company’s businesses implemented a series of operational restructuring actions to address the Company’s cost structure, including FIM, which is restructuring the Company’s digital media properties to align resources more closely with business priorities. This restructuring program has included significant job reductions, both domestically and internationally, to enable the businesses to operate on a more cost effective basis. In conjunction with this restructuring program, the Company also eliminated excess facility requirements. In fiscal 2009, several other businesses of the Company implemented similar plans, including the U.K. and Australian newspapers, HarperCollins, MyNetworkTV and Fox Television Stations. During the fiscal year ended June 30, 2009, the Company recorded restructuring charges of approximately $312 million. During the fiscal year ended June 30, 2008, restructuring charges included $19 million related to a redundancy program in the United Kingdom in connection with printing press upgrades.

Equity (losses) earnings of affiliates – Equity (losses) earnings of affiliates decreased $636 million for the fiscal year ended June 30, 2009 as compared to fiscal 2008. The decrease was primarily a result of the inclusion of losses from Sky Deutschland, principally representing a write-down of $422 million of the Company’s investment in the fiscal year ended June 30, 2009. Also contributing to the decrease in earnings from equity affiliates was the absence of contributions from The DIRECTV Group, Inc. (“DIRECTV”) due to the exchange of the Company’s entire interest in DIRECTV to Liberty Media Corporation (“Liberty”) in February 2008 and the disposition of the Company’s entire interest in Gemstar-TV Guide International, Inc. (“Gemstar”) in May 2008. These decreases were partially offset by higher contributions from British Sky Broadcasting Group plc (“BSkyB”), principally from reduced write-downs related to its ITV plc (“ITV”) investment.

	For the years ended June 30,
	2009	2008	Change	% Change
	($ millions)
The Company’s share of equity (losses) earnings of affiliates principally consists of:
DBS equity affiliates	$(374)	$138	$(512)	**
Cable channel equity affiliates	59	98	(39)	(40)%
Other equity affiliates	6	91	(85)	(93)%

Total equity (losses) earnings of affiliates	$(309)	$327	$(636)	**

** not meaningful

Interest expense, net—Interest expense, net for the fiscal year ended June 30, 2009 was relatively consistent with the fiscal year ended June 30, 2008, as the issuance in November 2007 of $1.25 billion 6.65% Senior Notes due 2037 and the issuance in February 2009 of $700 million 6.90% Senior Notes due 2019 and $300 million 7.85% Senior Notes due 2039 were partially offset by the retirement of the Company’s $350 million 6.625% Senior Notes due January 2008 and $200 million 7.38% Senior Notes due October 2008.

Interest income—Interest income decreased $155 million for the fiscal year ended June 30, 2009 as compared to the fiscal year ended June 30, 2008, primarily due to lower interest rates.

Other, net

	For the years ended June 30,
	2009	2008
	(in millions)

Gain on sale of NDS shares (a)	$1,249	$—
Gain on the sale of the Stations (a)	232	—
Loss on the sale of Polish television broadcaster (a)	(100)	—
Gain on Share Exchange Agreement (a)	—	1,676
Gain on sale of UK land (a)	—	126
Impairment of cost based investments (b)	(113)	(125)
Gain on sale of China Network Systems (b)	6	133
Gain on sale of Fox Sports Net Bay Area (b)	—	208
Gain on sale of Gemstar (b)	—	112
Change in fair value of exchangeable securities and other financial instruments (c)	77	307
Other	(95)	(18)

Total Other, net	$1,256	$2,419

(a)	See Note 3 to the Consolidated Financial Statements of News Corporation.
(b)	See Note 6 to the Consolidated Financial Statements of News Corporation.
(c)

The Company has certain outstanding exchangeable debt securities which contain embedded derivatives. Pursuant to SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), these embedded derivatives require separate accounting and, as such, changes in their fair value are recognized in Other, net in the consolidated statements of operations. A significant variance in the price of the underlying stock could have a material impact on the operating results of the Company. (See Note 11 to the Consolidated Financial Statements of News Corporation.)

Income tax benefit (expense)—The Company’s tax provision and related tax rate for the fiscal year ended June 30, 2009 were different from the statutory rate primarily due to the recognition of a non-cash benefit related to the reduction of accruals for uncertain positions resulting from the resolution of certain tax matters and a permanent difference on the gain on the sale of a portion of a subsidiary. The tax provision and tax rate for the fiscal year ended June 30, 2009 reflect these items, which were offset in part by the non-deductible goodwill included within the impairment charges taken in fiscal 2009.

The Company’s tax provision and related tax rates for the fiscal year ended June 30, 2008 were also different from the statutory rate due to the closing of the tax-free exchange transaction with Liberty (See Note 3—Acquisitions, Disposals and Other Transactions to the Consolidated Financial Statements of News Corporation) and the reversal of previously deferred tax liabilities for DIRECTV and three RSNs. The exchange transaction with Liberty qualified as a tax-free split-off in accordance with Section 355 of the Internal Revenue Code of 1986, as amended, and, as a result, no income tax provision was recorded against the gain recorded on the transaction.

Net (loss) income – Net income decreased for the fiscal year ended June 30, 2009 as compared to the fiscal year ended June 30, 2008. The decrease was primarily due to the impairment and restructuring charges and revenue decreases noted above. Also contributing to the decrease in net income for the fiscal year ended June 30, 2009 was decreased earnings from equity affiliates noted above, as well as the absence of the tax-free gain on the exchange of DIRECTV in fiscal 2008. These decreases were partially offset by the gain on the NDS Transaction and the non-cash tax benefit noted above.

Net income attributable to noncontrolling interests – Net income attributable to noncontrolling interests decreased $63 million for the fiscal year ended June 30, 2009 as compared to the fiscal year ended June 30, 2008. This decrease was primarily due to a decrease in net income attributable to the noncontrolling interests of NDS due to the reduction in the Company’s ownership interest which resulted in the Company’s remaining interest in NDS being accounted for under the equity method of accounting. Also contributing to this decrease were lower results at other majority-owned businesses.

Segment Analysis:

The following table sets forth the Company’s revenues and segment operating income for fiscal 2009 as compared to fiscal 2008.

	For the years ended June 30,
	2009	2008	Change	% Change
	($ millions)
Revenues:
Filmed Entertainment	$5,936	$6,699	$(763)	(11)%
Television	4,051	5,190	(1,139)	(22)%
Cable Network Programming	6,131	5,610	521	9%
Direct Broadcast Satellite Television	3,760	3,749	11	**
Integrated Marketing Services	1,168	1,124	44	4%
Newspapers and Information Services	5,858	6,248	(390)	(6)%
Book Publishing	1,141	1,388	(247)	(18)%
Other	2,378	2,988	(610)	(20)%

Total revenues	$30,423	$32,996	$(2,573)	(8)%

Segment operating income (loss):
Filmed Entertainment	$848	$1,246	$(398)	(32)%
Television	191	1,039	(848)	(82)%
Cable Network Programming	1,653	1,356	297	22%
Direct Broadcast Satellite Television	393	419	(26)	(6)%
Integrated Marketing Services	353	352	1	**
Newspapers and Information Services	466	786	(320)	(41)%
Book Publishing	17	160	(143)	(89)%
Other	(363)	(84)	(279)	**

Total segment operating income	$3,558	$5,274	$(1,716)	(33)%

** not meaningful

Management believes that total segment operating income is an appropriate measure for evaluating the operating performance of the Company’s business segments. Total segment operating income provides management, investors and equity analysts a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences). The following table reconciles total segment operating income to income (loss) before income taxes.

	For the years ended June 30,
	2009	2008
	($ in millions)

Total segment operating income	$3,558	$5,274
Impairment and restructuring charges	(9,208)	(19)
Equity (losses) earnings of affiliates	(309)	327
Interest expense, net	(927)	(926)
Interest income	91	246
Other, net	1,256	2,419

(Loss) income before income tax expense	$(5,539)	$7,321

Filmed Entertainment (20% of the Company’s consolidated revenues in fiscal 2009 and 2008)

For the fiscal year ended June 30, 2009, revenues at the Filmed Entertainment segment decreased $763 million, or 11%, as compared to fiscal 2008. The revenue decrease was primarily due to a decrease in worldwide home entertainment revenues from theatrical and television products, as well as a decrease in worldwide theatrical revenues as a result of the difficult comparisons to the revenues from The Simpsons Movie and Live Free or Die Hard released in the fiscal year ended June 30, 2008.

The fiscal year ended June 30, 2009 included the worldwide theatrical and home entertainment releases of Taken and Marley & Me, the home entertainment and pay television availability of What Happens in Vegas and Horton Hears a Who!, the worldwide pay television availability of Juno and The Simpsons Movie, the worldwide theatrical releases and the related initial releasing costs of X-Men Origins: Wolverine and Night at the Museum: Battle of the Smithsonian and the initial releasing costs of Ice Age: Dawn of the Dinosaurs. The fiscal year ended June 30, 2008 included the successful worldwide theatrical and home entertainment performances of The Simpsons Movie, Alvin and the Chipmunks, Live Free or Die Hard, Juno and Fantastic Four: Rise of the Silver Surfer. Also included in fiscal 2008 were the theatrical releases of What Happens in Vegas, The Happening and Horton Hears a Who!, as well as their related initial releasing costs.

For the fiscal year ended June 30, 2009, the Filmed Entertainment segment’s Operating income decreased $398 million, or 32%, as compared to fiscal 2008. The decrease was primarily due to the revenue decreases noted above, partially offset by lower theatrical releasing costs, decreased amortization of production and participation costs and lower home entertainment marketing and manufacturing costs.

Television (13% and 16% of the Company’s consolidated revenues in fiscal 2009 and 2008, respectively)

For the fiscal year ended June 30, 2009, Television segment revenues decreased $1,139 million, or 22%, as compared to the fiscal year ended June 30, 2008. The decrease was primarily due to the absence of revenues from the Stations sold in July 2008 of $294 million, lower advertising revenues at the television stations owned by the Company due to the general weakness in the advertising markets, with automotive advertising experiencing the largest decrease, and the absence of the Super Bowl and Emmy® Awards which were broadcast on FOX during the fiscal year ended June 30, 2008. Also contributing to the decrease in revenues were lower MLB post-season advertising revenues due to one less game broadcast and a decrease in NASCAR revenues due to lower ratings and fewer available commercial units. The revenue decreases were partially offset by an increase in political advertising revenues at the television stations owned by the Company.

The Television segment reported a decrease in Operating income for the fiscal year ended June 30, 2009 of $848 million from the fiscal year ended June 30, 2008. The decrease in Operating income was primarily the result of the revenue decreases noted above, as well as higher programming costs due to increased entertainment programming license fees and higher sports programming costs at FOX. The costs associated with the return of several programs in fiscal 2009 which were not broadcast in fiscal 2008 due to the Writer’s Guild of America strike and the absence of $86 million of operating income from the Stations sold in July 2008. The Operating income decrease for the fiscal year ended June 30, 2009 was partially offset by lower costs for local sports rights due to fewer games broadcast at the television stations owned by the Company.

Cable Network Programming (20% and 17% of the Company’s consolidated revenues in fiscal 2009 and 2008, respectively)

For the fiscal year ended June 30, 2009, revenues at the Cable Network Programming segment increased $521 million, or 9%, as compared to fiscal 2008. This increase was driven by higher net affiliate and advertising revenues at FOX News, the Big Ten Network and FX, as well as higher net affiliate revenues at the Company’s international cable operations. The increase for the fiscal year ended June 30, 2009 was partially offset by revenue decreases at the RSNs of $143 million due to the divestiture of three RSNs to Liberty in February 2008.

For the fiscal year ended June 30, 2009, FOX News’ revenues increased 26% as compared to fiscal 2008, primarily due to an increase in net affiliate and advertising revenues. Net affiliate revenues increased 61% as compared to fiscal 2008, primarily due to higher average rates per subscriber and lower cable distribution amortization as compared to fiscal 2008. Advertising revenues increased 1% as compared to fiscal 2008, primarily due to higher pricing and volume. As of June 30, 2009, FOX News reached approximately 97 million Nielsen households.

The Big Ten Network’s revenue increase for the fiscal year ended June 30, 2009 was primarily due to a 53% increase in the number of subscribers from fiscal 2008, as the channel gained distribution on all major pay television platforms in the Big Ten markets in fiscal 2009.

FX’s revenues increased 10% for the fiscal year ended June 30, 2009 as compared to fiscal 2008, driven by net affiliate and advertising revenue increases. Net affiliate revenues increased 7% for the fiscal year ended June 30, 2009 as a result of an increase in average rate per subscriber and the number of subscribers. Advertising revenues for the fiscal year ended June 30, 2009 increased 9% as compared to fiscal 2008 due to higher pricing and volume. As of June 30, 2009, FX reached approximately 95 million Nielsen households.

The Company’s international cable operations’ revenues increased for the fiscal year ended June 30, 2009 as compared to fiscal 2008, primarily due to improved net affiliate revenues, as well as the launch of new international channels. The increase was partially offset by a decline in advertising revenue in the Indian market, lower syndication revenues and unfavorable foreign exchange fluctuations.

The RSNs’ revenues decreased 2% for the fiscal year ended June 30, 2009 as compared to fiscal 2008, as increases in net affiliate revenues were more than offset by the absence of revenues from the divestiture of three RSNs to Liberty in February 2008 and lower advertising revenues.

For the fiscal year ended June 30, 2009, Operating income at the Cable Network Programming segment increased $297 million, or 22%, as compared to fiscal 2008, primarily due to the revenue increases noted above. The revenue increases were partially offset by a $224 million increase in operating expenses, primarily due to higher sports rights amortization and higher selling, general and administrative expenses, primarily due to the launch of new international channels. Also partially offsetting the Operating income increase was lower operating results at the RSNs, primarily due to the absence of $38 million of operating profit from the three RSNs that were divested to Liberty and a settlement of approximately $30 million relating to the termination of a distribution agreement at the international cable operations.

Direct Broadcast Satellite Television (12% and 11% of the Company’s consolidated revenues in fiscal 2009 and 2008, respectively)

For the fiscal year ended June 30, 2009, SKY Italia revenues increased $11 million as compared with fiscal 2008, as revenue growth primarily attributed to an increase in the average subscriber base combined with a price increase and higher penetration of premium services was partially offset by unfavorable foreign currency fluctuations. SKY Italia had an increase of approximately 235,000 subscribers during fiscal 2009, which increased SKY Italia’s total subscriber base to approximately 4.8 million at June 30, 2009. The total churn for the fiscal year ended June 30, 2009 was approximately 635,000 subscribers on an average subscriber base of 4.7 million, as compared to churn of approximately 429,000 subscribers on an average subscriber base of 4.4 million in fiscal 2008. Subscriber churn for the period represents the number of SKY Italia subscribers whose service was disconnected during the period. During the fiscal year ended June 30, 2009, the strengthening of the U.S. dollar against the Euro resulted in a decrease in revenue of approximately 7% as compared to fiscal 2008.

Average revenue per subscriber (“ARPU”) for the fiscal year ended June 30, 2009 was approximately €44, which was consistent with the ARPU for fiscal 2008. SKY Italia calculates ARPU by dividing total subscriber-related revenues for the period by the average subscribers for the period and dividing that amount by the number of months in the period. Subscriber-related revenues are comprised of total subscription revenue, pay-per-view revenue and equipment rental revenue for the period. Average subscribers are calculated for the respective periods by adding the beginning and ending subscribers for the period and dividing by two.

Subscriber acquisition costs per subscriber (“SAC”) of approximately €250 in fiscal 2009 decreased as compared to fiscal 2008, primarily due to lower marketing costs on a per subscriber basis, as well as lower take-up of a full installation offer. SAC is calculated by dividing total subscriber acquisition costs for a period by the number of gross SKY Italia subscribers added during the period. Subscriber acquisition costs include the cost of the commissions paid to retailers and other distributors, the cost of equipment sold directly by SKY Italia to subscribers and the costs related to installation and acquisition advertising, net of any upfront activation fee. SKY Italia excludes the value of equipment capitalized under SKY Italia’s equipment lease program, as well as payments and the value of returned equipment related to disconnected lease program subscribers from subscriber acquisition costs.

For the fiscal year ended June 30, 2009, SKY Italia’s Operating income decreased $26 million, or 6%, as compared to fiscal 2008, primarily due to an increase in operating expenses, partially offset by the revenue increases noted above and unfavorable foreign exchange fluctuations. The increase in operating expenses for fiscal 2009 was primarily due to higher programming costs as a result of the launch of new channels, higher contractual sports rights amortization and higher fees paid for programming costs as a result of the increase in the number of subscribers. Also contributing to increased costs was increased overall marketing costs to support new promotional offerings. During the fiscal year ended June 30, 2009, the strengthening of the U.S. dollar against the Euro resulted in a decrease in Operating income of approximately 4% as compared to fiscal 2008.

Integrated Marketing Services (4% of the Company’s consolidated revenues in fiscal 2009 and 2008)

For the fiscal year ended June 30, 2009, revenues at the Integrated Marketing Services segment increased $44 million, or 4%, as compared to fiscal 2008. The increase in revenues primarily resulted from higher custom publishing revenue, higher volume of free-standing insert products and higher rates for in-store marketing products, partially offset by a decrease in sales volume for in-store marketing products.

For the fiscal year ended June 30, 2009, Operating income was consistent with fiscal 2008 as the revenue increases noted above were offset by higher store commissions for in-store marketing products, higher printing and paper costs for free-standing insert products and higher legal costs.

Newspapers and Information Services (19% of the Company’s consolidated revenues in fiscal 2009 and 2008)

For the fiscal year ended June 30, 2009, revenues at the Newspapers and Information Services segment decreased $390 million, or 6%, as compared to fiscal 2008. The revenue decrease for the fiscal year ended June 30, 2009 was primarily due to the strengthening of the U.S. dollar against the British pound sterling and Australian dollar on the revenues reported by the Company’s U.K. and Australian newspapers and general weakness in these advertising markets as compared to fiscal 2008. This decrease was partially offset by the inclusion of approximately $1 billion of incremental revenue from Dow Jones, which was acquired in December 2007.

During the fiscal year ended June 30, 2009, the strengthening of the U.S. dollar against the British pound sterling and Australian dollar resulted in a decrease of approximately 15% in revenues as compared to fiscal 2008.

Operating income at the Newspapers and Information Services segment decreased $320 million, or 41%, for the fiscal year ended June 30, 2009 as compared to fiscal 2008, primarily due to the strengthening of the U.S. dollar against the British pound sterling and Australian dollar and the advertising weakness noted above. These decreases were partially offset by the absence of approximately $170 million in depreciation and other costs related to the redundancy program in the United Kingdom in connection with printing press upgrades, which was completed in fiscal 2008. The decrease was also partially offset by the inclusion of incremental Dow Jones operating income of $55 million in fiscal 2009. During the fiscal year ended June 30, 2009, the strengthening of the U.S. dollar against the British pound sterling and Australian dollar resulted in a decrease in Operating income of approximately 12% as compared to fiscal 2008.

For the fiscal year ended June 30, 2009, the Australian newspapers’ revenues decreased 24% as compared to fiscal 2008, primarily due to the impact of unfavorable foreign exchange fluctuation and lower classified and display advertising revenues. Operating income decreased 36% in the fiscal year ended June 30, 2009 as compared to fiscal 2008, primarily due to the revenue decreases noted above and increased other employee related costs.

For the fiscal year ended June 30, 2009, the U.K. newspapers’ revenues decreased 25% as compared to fiscal 2008, primarily due to the impact of unfavorable foreign exchange fluctuation and lower classified and display advertising revenues across most titles. Operating income decreased for the fiscal year ended June 30, 2009 as compared to fiscal 2008, primarily as a result of unfavorable foreign exchange movements, the revenue decreases noted above and higher newsprint and promotional costs. The Operating income decreases were partially offset by the absence of depreciation on decommissioned printing presses.

Book Publishing (4% of the Company’s consolidated revenues in fiscal 2009 and 2008)

For the fiscal year ended June 30, 2009, revenues at Book Publishing segment decreased $247 million, or 18%, from fiscal 2008. The decreases were primarily due to lower sales of general books mainly due to the weak retail market, as well as notable sales performances of several titles during fiscal 2008, including The Dangerous Book for Boys by Conn and Hal Iggulden and Deceptively Delicious by Jessica Seinfeld, with fewer comparable titles in fiscal 2009. During the fiscal year ended June 30, 2009, HarperCollins had 165 titles on The New York Times Bestseller List with 15 titles reaching the number one position. During fiscal 2009, the strengthening of the U.S. dollar resulted in a decrease in revenue of approximately 7% as compared to fiscal 2008.

For the fiscal year ended June 30, 2009, Operating income decreased $143 million as compared to fiscal 2008. The decrease was primarily due to the revenue decreases noted above and a higher provision for bad debt due to the bankruptcy filing of a major distributor in December 2008.

Other (8% and 9% of the Company’s consolidated revenues in fiscal 2009 and 2008, respectively)

Revenues at the Other segment decreased $610 million, or 20%, for the fiscal year ended June 30, 2009 as compared to the fiscal year ended June 30, 2008. The decrease was primarily due to decreases in revenues from NDS, FIM, Fox Mobile and News Outdoor. The decrease at NDS reflects the sale of a portion of the Company’s ownership stake in February 2009. As a result of the sale, the Company’s portion of NDS operating results subsequent to February 5, 2009 is included within Equity (losses) earnings of affiliates. The revenue decrease at FIM was due to decreased advertising revenues at MySpace. News Outdoor’s revenues decreased due to lower rates, lower advertising space utilization and unfavorable foreign exchange fluctuations.

Operating results for the fiscal year ended June 30, 2009 decreased $279 million as compared to the fiscal year ended June 30, 2008. The decrease was primarily due to the revenue declines noted above, as well as decreased operating income from NDS and FIM. The NDS decline was primarily due to the sale of a portion of the Company’s ownership stake as noted above. The decline in FIM operating results was driven by increased costs associated with the launch of MySpace Music and the addition of new features.

Results of Operations – Fiscal 2008 versus Fiscal 2007

The following table sets forth the Company’s operating results for fiscal 2008 as compared to fiscal 2007.

	For the years ended June 30,
	2008	2007	Change	% Change
	($ millions)

Revenues	$32,996	$28,655	$4,341	15%

Operating expenses	(20,531)	(18,645)	(1,886)	10%
Selling, general and administrative	(5,984)	(4,655)	(1,329)	29%
Depreciation and amortization	(1,207)	(879)	(328)	37%
Impairment and restructuring charges	(19)	(24)	5	(21)%
Equity earnings of affiliates	327	1,019	(692)	(68)%
Interest expense, net	(926)	(843)	(83)	10%
Interest income	246	319	(73)	(23)%
Other, net	2,419	359	2,060	**

Income before income tax expense	7,321	5,306	2,015	38%
Income tax expense	(1,803)	(1,814)	11	(1)%

Net income	5,518	3,492	2,026	58%
Less: Net income attributable to noncontrolling interests	(131)	(66)	(65)	98%

Net income attributable to News Corporation stockholders	$5,387	$3,426	$1,961	57%

Diluted earnings attributable to News Corporation stockholders per share (1)	$1.81	$1.08	$0.73	68%

** not meaningful

(1)

Represents earnings per share based on the total weighted average shares outstanding (Class A Common Stock and Class B Common Stock combined) for the fiscal years ended June 30, 2008 and 2007. Class A Common Stock carried rights to a greater dividend than Class B Common Stock through fiscal 2007. As such, net income available to the Company’s stockholders is allocated between the Class A Common Stock and Class B Common Stock. Subsequent to the final fiscal 2007 dividend payment, shares of Class A Common Stock ceased to carry any rights to a greater dividend than shares of Class B Common Stock. (See Note 20 to the Consolidated Financial Statements of News Corporation)

Overview – The Company’s revenues increased 15% for the fiscal year ended June 30, 2008 as compared to the fiscal year ended June 30, 2007. The impact of foreign currency translations represented 4% of the revenue increase for the fiscal year ended June 30, 2008. The remaining increase was primarily due to revenue increases at the Newspapers and Information Services, Cable Network Programming, DBS and Other segments. The increase at the Newspapers and Information Services segment was primarily due to the inclusion of revenue from Dow Jones, which was acquired in December 2007. The Cable Network Programming segment increase was primarily due to the consolidation of the National Geographic channels and higher net affiliate revenues. The increase at the DBS segment was primarily due to an increase in subscribers during fiscal 2008. The Other segment increase was primarily due to increased revenue from FIM.

Operating expenses for the fiscal year ended June 30, 2008 increased 10% as compared to the fiscal year ended June 30, 2007. The increase was primarily due to incremental costs from acquisitions, the launch of new businesses, higher sports programming costs at the Television segment due to the broadcast of the Super Bowl, which was not broadcast on FOX in fiscal 2007, and foreign exchange movements at the DBS and Newspapers and Information Services segments. The increase in operating expenses was partially offset by the absence of expenses related to the International Cricket Council (“ICC”) Cricket World Cup that were included in fiscal 2007 and lower amortization and production costs due to the Writer’s Guild of America strike in fiscal 2008.

Selling, general and administrative expenses for fiscal year ended June 30, 2008 increased approximately 29% as compared to fiscal 2007. This increase was primarily due to incremental expenses related to acquisitions, the launch of new businesses, increased employee costs and foreign exchange movements at the Newspapers and Information Services and DBS segments.

Depreciation and amortization increased 37% for the fiscal year ended June 30, 2008 as compared to the fiscal year ended June 30, 2007. The increase in depreciation and amortization was primarily due to the depreciation of additional property and equipment acquired through acquisitions, higher amortization of finite lived intangible assets due to acquisitions, additional property, plant and equipment placed into service and the impact of foreign exchange movements at the Newspapers and Information Services and DBS segments. Also contributing to the increased depreciation and amortization in the fiscal year ended June 30, 2008 was higher accelerated depreciation at the Newspapers and Information Services segment as compared to the fiscal year ended June 30, 2007.

The fiscal years ended June 30, 2008 and June 30, 2007 included approximately $19 million and $24 million of restructuring charges, respectively, related to a redundancy program in the United Kingdom in connection with printing press upgrades.

Equity earnings of affiliates – Equity earnings of affiliates decreased $692 million for the fiscal year ended June 30, 2008 as compared to the fiscal year ended June 30, 2007. The decrease was primarily a result of lower contributions from BSkyB due to a write-down of its ITV investment in the fiscal year ended June 30, 2008. The Company’s portion of the ITV write-down was $485 million in the fiscal year ended June 30, 2008. Also contributing to the decrease in earnings from equity affiliates was lower contributions from DIRECTV due to the exchange of the Company’s entire interest in DIRECTV to Liberty in February 2008. (See Note 3 to the Consolidated Financial Statements of News Corporation)

	For the years ended June 30,
	2008	2007	Change	% Change
	( $ millions)

The Company’s share of equity earnings of affiliates principally consists of:
DBS equity affiliates	$138	$844	$(706)	(84)%
Cable channel equity affiliates	98	98	—	—
Other equity affiliates	91	77	14	18%

Total equity earnings of affiliates	$327	$1,019	$(692)	(68)%

Interest expense, net – Interest expense, net increased $83 million for the fiscal year ended June 30, 2008 as compared to the fiscal year ended June 30, 2007, primarily due to the issuance of $1 billion 6.15% Senior Notes due 2037 in March 2007 and $1.25 billion 6.65% Senior Notes due 2037 in November 2007. This increase was partially offset by the retirement of the Company’s $350 million 6.625% Senior Notes due January 2008.

Interest income— Interest income decreased $73 million for the fiscal year ended June 30, 2008 as compared to the fiscal year ended June 30, 2007, primarily as a result of lower average cash balances principally due to cash used in the acquisition of Dow Jones.

Other, net –

	For the years ended June 30,
	2008	2007
	(in millions)

Gain on Share Exchange Agreement (a)	$1,676	$—
Gain on sale of UK land (a)	126	—
Gain on sale of Fox Sports Net Bay Area (b)	208	—
Gain on sale of China Network Systems (b)	133	—
Gain on sale of Gemstar (b)	112	—
Gain on sale of Sky Brasil (b)	—	261
Gain on sale of Phoenix Satellite Television Holdings Limited (b)	—	136
Termination of participation rights agreement (a)	—	97
Impairment of cost based investments (b)	(125)	(2)
Change in fair value of exchangeable securities (c)	307	(126)
Other	(18)	(7)

Total Other, net	$2,419	$359

(a)	See Note 3 to the Consolidated Financial Statements of News Corporation.
(b)	See Note 6 to the Consolidated Financial Statements of News Corporation.
(c)

The Company has certain outstanding exchangeable debt securities which contain embedded derivatives. Pursuant to SFAS No. 133, these embedded derivatives are not designated as hedges and, as such, changes in their fair value are recognized in Other, net. A significant variance in the price of the underlying stock could have a material impact on the operating results of the Company. (See Note 11 to the Consolidated Financial Statements of News Corporation)

Income tax expense – The effective tax rate for the fiscal year ended June 30, 2008 was 25%, which was lower than the statutory rate and the effective tax rate of 34% in the fiscal year ended June 30, 2007. The lower rate in the fiscal year ended June 30, 2008 was due to the tax-free exchange transaction with Liberty and the reversal of previously deferred tax liabilities for DIRECTV and the three of the Company’s RSNs which were part of an exchange with Liberty that was completed in February 2008. The exchange transaction with Liberty was qualified as a tax-free split-off in accordance with Section 355 of the Internal Revenue Code of 1986, as amended, and, as a result, no income tax provision was recorded against the gain recorded on the transaction.

Net income – Net income increased 58% for the fiscal year ended June 30, 2008 as compared to the fiscal year ended June 30, 2007. The increase in net income was primarily due to an increase in Other, net resulting from the gain recorded on the closing of the Exchange, as well as the Revenue increases noted above. These increases were partially offset by decreased earnings from equity affiliates and increased interest expense noted above.

Net income attributable to noncontrolling interests – Net income attributable to noncontrolling interests increased $65 million for the fiscal year ended June 30, 2008 as compared to the fiscal year ended June 30, 2007. The increase was primarily due to the noncontrolling interests associated with National Geographic Channel (US), which was consolidated beginning in October 2007, and the international National Geographic entities, which were consolidated beginning in January 2007.

Segment Analysis:

The following table sets forth the Company’s revenues and segment operating income for fiscal 2008 as compared to fiscal 2007.

	For the years ended June 30,
	2008	2007	Change	% Change
	($ millions)
Revenues:
Filmed Entertainment	$6,699	$6,734	$(35)	(1)%
Television	5,190	5,164	26	1%
Cable Network Programming	5,610	4,443	1,167	26%
Direct Broadcast Satellite Television	3,749	3,076	673	22%
Integrated Marketing Services	1,124	1,119	5	**
Newspapers and Information Services	6,248	4,486	1,762	39%
Book Publishing	1,388	1,347	41	3%
Other	2,988	2,286	702	31%

Total revenues	$32,996	$28,655	$4,341	15%

Segment operating income (loss):
Filmed Entertainment	$1,246	$1,225	$21	2%
Television	1,039	872	167	19%
Cable Network Programming	1,356	1,180	176	15%
Direct Broadcast Satellite Television	419	221	198	90%
Integrated Marketing Services	352	335	17	5%
Newspapers and Information Services	786	677	109	16%
Book Publishing	160	159	1	1%
Other	(84)	(193)	109	56%

Total segment operating income	$5,274	$4,476	$798	18%

** not meaningful

Management believes that total segment operating income is an appropriate measure for evaluating the operating performance of the Company’s business segments. Total segment operating income provides management, investors and equity analysts a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences). The following table reconciles total segment operating income to income before income taxes.

	For the years ended June 30,
	2008	2007
	($ millions)
Total segment operating income	$5,274	$4,476
Impairment and restructuring charges	(19)	(24)
Equity earnings of affiliates	327	1,019
Interest expense, net	(926)	(843)
Interest income	246	319
Other, net	2,419	359

Income before income tax expense	$7,321	$5,306

Filmed Entertainment (20% and 23% of the Company’s consolidated revenues in fiscal 2008 and 2007, respectively)

For the fiscal year ended June 30, 2008, revenues at the Filmed Entertainment segment decreased $35 million, or 1%, as compared to fiscal 2007. The revenue decrease was primarily due to a decrease in worldwide home entertainment revenues as the fiscal year ended June 30, 2007 included the successful worldwide home entertainment performance of Ice Age: The Meltdown with no comparable release in fiscal 2008. This decrease was partially offset by higher worldwide theatrical revenues. The fiscal year ended June 30, 2008 included the successful worldwide theatrical and home entertainment performances of The Simpsons Movie, Alvin and the

Chipmunks, Live Free or Die Hard, Juno, and Fantastic Four: Rise of the Silver Surfer. Also included in fiscal 2008 were the theatrical releases of What Happens in Vegas, The Happening, Horton Hears a Who! and their related initial releasing costs, as well as the costs relating to the theatrical release of Meet Dave which was released subsequent to June 30, 2008. Additional titles contributing to fiscal year ended June 30, 2008 were the worldwide home entertainment and pay television performances of Night at the Museum, Borat: Cultural Learnings of America for Make Benefit Glorious Nation of Kazakhstan and Eragon. The fiscal year ended June 30, 2007 included the initial releasing costs of Live Free or Die Hard, as well as the successful theatrical and home entertainment performances of Night at the Museum, The Devil Wears Prada, Borat: Cultural Learnings of America for Make Benefit Glorious Nation of Kazakhstan and Fantastic Four: Rise of the Silver Surfer. Also contributing to the fiscal year ended June 30, 2007 was the worldwide home entertainment and pay television performance of Ice Age: The Meltdown, X-Men: The Last Stand and Walk the Line.

For the fiscal year ended June 30, 2008, the Filmed Entertainment segment’s Operating income increased $21 million, or 2%, as compared to fiscal 2007. The increase was primarily due to lower releasing and production costs partially offset by the revenue decrease noted above.

Television (16% and 18% of the Company’s consolidated revenues in fiscal 2008 and 2007, respectively)

For the fiscal year ended June 30, 2008, Television segment revenues increased $26 million, or 1%, as compared to fiscal 2007. The increase was primarily due to increased advertising revenues from the broadcast of the Super Bowl, which was not broadcast on FOX in fiscal 2007 and higher advertising revenues due to higher pricing for the broadcast of NFL games and higher pricing during FOX prime-time. The revenue increase was partially offset by reduced coverage of the MLB post-season, lower ratings as a result of the absence of several programs due to the Writer’s Guild of America strike in fiscal 2008, as well as a decrease in automotive, political, movies and telecommunication advertising revenues at the Company’s television stations.

The Television segment reported an increase in Operating income for the fiscal year ended June 30, 2008 of $167 million, or 19%, as compared to fiscal 2007. The increase in Operating income was a result of the revenue increases noted above, as well as improved operating results at MyNetworkTV due to lower programming costs. Also contributing to the increase in Operating income for the fiscal year ended June 30, 2008 was the absence of the costs associated with reduced coverage of the MLB post-season and lower programming costs associated with the Writer’s Guild of America strike. The increases noted above were partially offset by increased sports programming costs due to the broadcast of the Super Bowl.

Cable Network Programming (17% and 15% of the Company’s consolidated revenues in fiscal 2008 and 2007, respectively)

For the fiscal year ended June 30, 2008, revenues at the Cable Network Programming segment increased $1.2 billion, or 26%, as compared to fiscal 2007. This increase was driven by higher net affiliate and advertising revenues at FOX News, FX, and the Company’s international cable operations, as well as affiliate revenue growth at the RSNs. Also contributing to the revenue growth was incremental revenues of $356 million for the fiscal year ended June 30, 2008 due to the consolidation of the National Geographic channels.

For the fiscal year ended June 30, 2008, FOX News’ revenues increased 21% as compared to fiscal 2007, primarily due to an increase in net affiliate and advertising revenues. Net affiliate revenues increased 44% primarily due to higher average rates per subscriber and lower cable distribution amortization as compared to fiscal 2007. Advertising revenues increased 7% as compared to fiscal 2007 due to higher volume and higher pricing. As of June 30, 2008, FOX News reached approximately 93 million Nielsen households.

FX’s revenues increased 10% for the fiscal year ended June 30, 2008 as compared to fiscal 2007, driven by net affiliate and advertising revenue increases. Net affiliate revenues increased 10% for the fiscal year ended June 30, 2008 as a result of an increase in average rate per subscriber and the number of subscribers. Advertising revenues for the fiscal year ended June 30, 2008 increased 6% as compared to fiscal 2007 due to higher pricing and volume. As of June 30, 2008, FX reached approximately 93 million Nielsen households.

The RSNs’ revenues increased 10% for the fiscal year ended June 30, 2008 as compared to fiscal 2007, primarily due to increases in net affiliate revenues, partially offset by lower advertising revenue. During the fiscal year ended June 30, 2008, net affiliate revenues increased 13% as compared to fiscal 2007, primarily due to higher affiliate rates and a higher number of subscribers. Advertising revenue during the fiscal year ended June 30, 2008 decreased 3% as compared to fiscal 2007, primarily due to the divestiture of three RSN’s to Liberty.

The Company’s international cable operations’ revenues increased for the fiscal year ended June 30, 2008 as compared to fiscal 2007, primarily due to the consolidation of NGC Network Europe LLC (“NGC Europe”) which was not consolidated in fiscal 2007. Also contributing to the increase was improved advertising sales and subscriber growth at the Company’s other international cable channels.

For the fiscal year ended June 30, 2008, Operating income at the Cable Network Programming segment increased $176 million, or 15%, as compared to fiscal 2007, primarily due to the increases in revenues noted above. The revenue increases were partially offset by a $991 million increase in operating expenses during the fiscal year ended June 30, 2008 as compared to fiscal 2007. The increases in operating expenses were primarily due to increased programming costs resulting from higher entertainment programming costs from movies, syndicated and original shows and the additional costs associated with the launches of the Big Ten Network and FOX Business Network in fiscal 2008. The launches of the Big Ten Network and FOX Business Network resulted in approximately $160 million in operating losses for the fiscal year ended June 30, 2008. The consolidation of the National Geographic channels resulted in incremental Operating income of approximately $87 million for the fiscal year ended June 30, 2008. Also contributing to the increased expenses were higher Selling, general and administrative expenses during the fiscal year ended June 30, 2008, primarily due to the launch of the new channels.

Direct Broadcast Satellite Television (11% of the Company’s consolidated revenues in fiscal 2008 and 2007)

For the fiscal year ended June 30, 2008, SKY Italia revenues increased $673 million, or 22%, as compared to fiscal 2007. This revenue growth was primarily driven by a net increase of approximately 366,000 in subscribers during fiscal 2008, which increased SKY Italia’s total subscriber base to almost 4.6 million at June 30, 2008. The total churn for the fiscal year ended June 30, 2008 was approximately 429,000 subscribers on an average subscriber base of 4.4 million, as compared to churn of approximately 423,000 subscribers on an average subscriber base of 4.0 million in fiscal 2007. Also contributing to the increase in revenues was the weakening of the U.S. dollar which represented 12% of the increase in revenues for the fiscal year ended June 30, 2008.

ARPU for the fiscal year ended June 30, 2008 was approximately €44, which was consistent with the ARPU for fiscal 2007.

SAC of approximately €260 in fiscal 2008 was consistent with that of fiscal 2007, as an increase in upfront activation fees paid by subscribers was substantially offset by an increase in sales commissions during fiscal 2008.

For the fiscal year ended June 30, 2008, SKY Italia’s operating results improved by $198 million as compared to fiscal 2007. The increase was primarily due to the revenue increases noted above, partially offset by an increase in operating expenses. The increase in operating expenses was primarily due to higher fees paid for programming costs as a result of an increase in the number of subscribers, the addition of new channels, as well as an increased number of movie titles. For the fiscal year ended June 30, 2008, the weakening of the U.S. dollar represented 13% of the total improvement in operating results.

Integrated Marketing Services (4% of the Company’s consolidated revenues in fiscal 2008 and 2007)

For the fiscal year ended June 30, 2008, revenues at the Integrated Marketing Services segment increased $5 million as compared to fiscal 2007. The increase in revenues primarily resulted from an increase in rates and volume of in-store marketing products, partially offset by reduced rates and volume of free-standing insert products.

For the fiscal year ended June 30, 2008, Operating income increased $17 million, or 5%, as compared to fiscal 2007. The increase was primarily due to the revenue increases noted above, as well as lower store commissions for in-store marketing products and lower production costs for free-standing insert products.

Newspapers and Information Services (19% and 16% of the Company’s consolidated revenues in fiscal 2008 and 2007, respectively)

For the fiscal year ended June 30, 2008, revenues at the Newspapers and Information Services segment increased $1.8 billion, or 39%, as compared to fiscal 2007, primarily due to the inclusion of Dow Jones beginning December 13, 2007 and revenue growth in Australia and the United Kingdom. During fiscal 2008, the weakening of the U.S. dollar resulted in increases of approximately 7% in revenues as compared to fiscal 2007. Operating income for the fiscal year ended June 30, 2008 increased $109 million, or 16%, as compared to fiscal 2007, primarily due to the revenue growth noted above and contributions from the acquisition of Dow Jones in December 2007. Dow Jones contributed $1.1 billion of revenue and $45 million of Operating income, including $47 million of Dow Jones related purchase price adjustments, for the fiscal year ended June 30, 2008. During fiscal 2008, the weakening of the U.S. dollar resulted in increases of approximately 12% in Operating income as compared to fiscal 2007.

For the fiscal year ended June 30, 2008, the Australian newspapers’ revenues increased 27% as compared to fiscal 2007, primarily due to higher advertising revenues, incremental revenues from the acquisition of the Federal Publishing Company’s group of companies in April 2007 and favorable foreign exchange movements. Operating income for the fiscal year ended June 30, 2008 increased 28% as compared to fiscal 2007, primarily due to the revenue increases noted above which were partially offset by an increase in employee related costs.

For the fiscal year ended June 30, 2008, the U.K. newspapers’ revenues increased 5% as compared to fiscal 2007, primarily due to favorable foreign exchange movements, as well as higher Internet revenues. Internet revenues increased primarily due to incremental revenues from acquisitions made in fiscal 2007 and higher Internet advertising revenues. Operating income decreased for the fiscal year ended June 30, 2008 as compared to fiscal 2007, primarily due to incremental accelerated depreciation of $45 million recorded for the printing presses and printing facilities that were replaced earlier than originally anticipated.

Book Publishing (4% and 5% of the Company’s consolidated revenues in fiscal 2008 and 2007, respectively)

For the fiscal year ended June 30, 2008, revenues at Book Publishing segment increased $41 million, or 3%, from fiscal 2007, primarily due to distribution revenues earned on the final release of the Harry Potter series book published by Scholastic and the addition of a new distribution client during the fiscal year ended June 30, 2008. This increase was partially offset by lower revenue on Lemony Snicket’s Series of Unfortunate Events titles. During the fiscal year ended June 30, 2008, HarperCollins had 165 titles on The New York Times Bestseller List with 14 titles reaching the number one position.

Operating income for the fiscal year ended June 30, 2008 was relatively consistent with Operating income for the fiscal year ended June 30, 2007 as the revenue increases noted above were offset by increased distribution, royalty and printing costs.

Other (9% and 8% of the Company’s consolidated revenues in fiscal 2008 and 2007, respectively)

For the fiscal year ended June 30, 2008, revenues at the Other operating segment increased $702 million, or 31%, as compared to fiscal 2007, primarily due to incremental revenues received from the search technology and services agreement with Google and increased advertising revenues from FIM’s Internet sites. The revenue increase was also driven by incremental revenues from the Jamba joint venture which was formed in January 2007, as well as higher revenues from NDS.

Operating results for the fiscal year ended June 30, 2008 increased $109 million as compared to fiscal 2007 primarily due to the revenue increases noted above. The revenue increases at FIM were partially offset by higher costs due to increased development and technical activity, the domestic and international expansion of the business and costs associated with the launch of new business ventures. Also contributing to the increase in operating results was the absence of losses for the ICC Cricket World Cup included in fiscal 2007; however, this was offset by start up losses in conjunction with the Company’s Eastern European broadcasting initiatives.

LIQUIDITY AND CAPITAL RESOURCES

Current Financial Condition

Impact of the Current Economic Environment

The United States and global economies are currently undergoing a period of economic uncertainty, and the related capital markets are experiencing significant disruption. In certain of the markets in which the Company’s businesses operate there has been a weakening in the economic climate due to housing market downturns and tightening of global credit markets resulting in pressure on labor markets, retail sales and consumer confidence. These recent economic trends have adversely impacted advertising revenues at the Company’s Television, Newspapers and Information Services and Other segments, as well as the retail sales of books and DVDs. Despite the anticipated continuation of these recent economic trends, the Company believes the cash generated internally and available financing will continue to provide the Company sufficient liquidity for the foreseeable future.

Current Financial Condition

The Company’s principal source of liquidity is internally generated funds. The Company also has a $2.25 billion revolving credit facility, which expires in May 2012, and has access to various film co-production alternatives to supplement its cash flows. In addition, the Company has access to the worldwide capital markets, subject to market conditions. As of June 30, 2009, the availability under the revolving credit facility was reduced by stand-by letters of credit issued which totaled approximately $70 million. As of June 30, 2009, the Company was in compliance with all of the covenants under the revolving credit facility, and it does not anticipate any violation of such covenants. The Company’s internally generated funds are highly dependent upon the state of the advertising markets and public acceptance of its film and television products. A prolonged continuation of these recent economic trends could adversely impact the Company’s cash flows from operations which could require the Company to seek other sources of funds.

The principal uses of cash that affect the Company’s liquidity position include the following: investments in the production and distribution of new feature films and television programs; the acquisition of and payments under programming rights for entertainment and sports programming; paper purchases; operational expenditures including employee costs; capital expenditures; interest expense; income tax payments; investments in associated entities; dividends; acquisitions; and stock repurchases.

The Company has evaluated, and expects to continue to evaluate, possible acquisitions and dispositions of certain businesses. Such transactions may be material and may involve cash, the Company’s securities or the assumption of additional indebtedness.

Total borrowings increased approximately $778 million during the fiscal year ended June 30, 2009, primarily due to the issuance of $700 million 6.90% Senior Notes due 2019 and $300 million 7.85% Senior Notes due 2039 in February 2009. These increases were partially offset by the retirement of the Company’s $200 million 7.38% Senior Notes due October 2008.

As of June 30, 2009, the Company had $2,085 million classified as current borrowings. Included in this amount was $1,608 million of the 0.75% BUCS. The holders of the BUCS have the right to tender the BUCS for redemption on March 15, 2010 for payment of the adjusted liquidation preference plus accrued and unpaid distributions and any final period distribution in, at the Company’s election, cash, BSkyB ordinary shares, Class A Common Stock or any combination thereof. The Company may redeem the BUCS for cash, BSkyB ordinary shares or a combination thereof, in whole or in part, at any time on or after March 20, 2010, at the adjusted liquidation preference of the BUCS plus any accrued and unpaid distributions and any final period distribution thereon. Also included in this amount is the Company’s $250 million 6.75% Senior Debenture due January 2038 which may be put, at the option of the holder, to the Company in January 2010. The Company has $150 million 4.75% Senior Debenture due March 2010 and other bank debt of $77 million due in fiscal 2010. The Company’s consolidated cash and cash equivalents of approximately $6.5 billion at June 30, 2009 and internally generated funds are sufficient to meet the Company’s foreseeable liquidity needs.

The Company’s assets and liabilities can fluctuate significantly due to short term liquidity needs. Working capital, defined as current assets less current liabilities, was $5.2 billion as of June 30, 2009, which was consistent with fiscal 2008. Increases in cash discussed below were offset by an increase in current liabilities, primarily due to $477 million in debt maturities in fiscal 2010, including the $250 million bond putable at the option of the holder. Also included in current borrowings at June 30, 2009 was $1.6 billion of the BUCS, which the holders have the right to tender for redemption on March 15, 2010.

Sources and Uses of Cash – Fiscal 2009 vs. Fiscal 2008

Net cash provided by operating activities for the fiscal years ended June 30, 2009 and 2008 is as follows (in millions):

Years Ended June 30,	2009	2008
Net cash provided by operating activities	$2,248	$3,925

The decrease in net cash provided by operating activities during the fiscal year ended June 30, 2009 as compared to fiscal 2008 reflects lower profits and lower worldwide theatrical and home entertainment receipts at the Filmed Entertainment segment, lower advertising receipts and higher payments for sports programming at the Television segment, higher sports and entertainment rights payments at the DBS and Cable Network Programming segments and lower advertising receipts at the Newspapers and Information Services segment. Also contributing to this decrease was the absence of the Super Bowl, which was not broadcast on FOX in fiscal 2009, the Stations, which were sold in July 2008, and NDS, which as of the beginning of February 2009 is accounted for under the equity method of accounting. These decreases were partially offset by higher affiliate receipts at the Cable Network Programming segment due to higher average rates per subscriber, lower motion picture production spending at the Filmed Entertainment segment and lower tax payments.

Net cash used in investing activities for the fiscal years ended June 30, 2009 and 2008 is as follows (in millions):

Years Ended June 30,	2009	2008
Net cash used in investing activities	$(627)	$(6,347)

Net cash used in investing activities during the fiscal year ended June 30, 2009 decreased as compared to fiscal 2008, primarily due to a reduction in cash used for acquisitions, which included the Company’s acquisitions of Dow Jones and Photobucket and the Company’s initial equity investment in Sky Deutschland. Also contributing to the decreased net cash used in investing activities was the $1,011 million net cash proceeds received from the sale of the Stations in July 2008 and $735 million net cash proceeds received from the sale of a portion of the Company’s interest in NDS, as well as lower property, plant and equipment purchases which were partially offset by the sale of Gemstar in April 2008.

Net cash provided by (used in) financing activities for the fiscal years ended June 30, 2009 and 2008 is as follows (in millions):

Years Ended June 30,	2009	2008
Net cash provided by (used in) financing activities	$315	$(643)

The improvement in financing activities was primarily due to the absence of share repurchases during fiscal year ended June 30, 2009. Net cash provided by financing activities for fiscal 2009 reflects the issuance of $700 million 6.90% Senior Notes due 2019 and $300 million 7.85% Senior Notes due 2039 in February 2009, partially offset by the retirement of the Company’s $200 million 7.38%

Senior Note due 2008 and dividend payments. In addition to the share repurchases noted above, cash used by financing activities in fiscal 2008 reflects the retirement of the Company’s $350 million 6.625% Senior Notes due 2008, the retirement of the $225 million 3.875% notes due 2008 and $131 million in commercial paper which were assumed as part of the Dow Jones acquisition and dividend payments. Partially offsetting the cash used by financing activities in fiscal 2008 was net proceeds of $1,237 million from the issuance of $1,250 million 6.65% Senior Notes due 2037 in November 2007.

The total dividends declared related to fiscal 2009 results were $0.12 per share of Class A Common Stock and Class B Common Stock. In August 2009, the Company declared the final dividend on fiscal 2009 results of $0.06 per share for Class A Common Stock and Class B Common Stock. This together with the interim dividend of $0.06 per share of Class A Common Stock and Class B Common Stock constitute the total dividend relating to fiscal 2009.

Based on the number of shares outstanding as of June 30, 2009, the total aggregate cash dividends expected to be paid to stockholders in fiscal 2010 is approximately $314 million.

Sources and Uses of Cash – Fiscal 2008 vs. Fiscal 2007

Net cash provided by operating activities for the fiscal years ended June 30, 2008 and 2007 is as follows (in millions):

Years Ended June 30,	2008	2007
Net cash provided by operating activities	$3,925	$4,110

The decrease in net cash provided by operating activities reflects higher tax payments, higher film production spending and additional payments made under the United Kingdom redundancy program. These decreases were partially offset by higher cash provided by operating activities primarily from the Television, Cable Network Programming and Newspapers and Information Services segments during the fiscal year ended June 30, 2008 as compared to fiscal 2007. The increase in the Television segment was due to higher receipts from the broadcast of the Super Bowl, which was not broadcast on FOX in fiscal 2007, and lower payments for programming. The increase at the Cable Network Programming segment reflects higher affiliate receipts, and the increase at the Newspapers and Information Services segment reflects higher advertising receipts at the Company’s Australian newspapers.

Net cash used in investing activities for the fiscal years ended June 30, 2008 and 2007 is as follows (in millions):

Years Ended June 30,	2008	2007
Net cash used in investing activities	$(6,347)	$(2,070)

Net cash used in investing activities during the fiscal year ended June 30, 2008 was higher than fiscal 2007, primarily due to the Company’s acquisitions of Dow Jones in December 2007 and of Photobucket in July 2007. The increase in cash used for acquisitions was partially offset by cash proceeds from the sale of the Company’s investment in Gemstar in April 2008.

Net cash used in financing activities for the fiscal years ended June 30, 2008 and 2007 is as follows (in millions):

Years Ended June 30,	2008	2007
Net cash used in financing activities	$(643)	$(279)

The increase in net cash used in financing activities was primarily due to a decrease in cash receipts from borrowings, net of repayments, of $434 million, and a decrease in cash received from the issuance of shares. During fiscal 2008, the Company received net proceeds of $1,237 million from the issuance of $1,250 million 6.65% Senior Notes due 2037 in November 2007 and retired its $350 million 6.625% Senior Notes due 2008 and its $225 million 3.875% notes due 2008, as well as $131 million in commercial paper assumed as part of the Dow Jones acquisition. The increase in net cash used in financing activities was partially offset by a reduction in cash used for share repurchases of $355 million in fiscal 2007.

The total dividends declared related to fiscal 2008 results were $0.12 per share of Class A Common Stock and Class B Common Stock. In August 2008, the Company declared the final dividend on fiscal 2008 results of $0.06 per share for Class A Common Stock and Class B Common Stock. This together with the interim dividend of $0.06 per share of Class A Common Stock and Class B Common Stock constitute the total dividend relating to fiscal 2008.

Debt Instruments and Guarantees

Debt Instruments (1)

	Years ended June 30,
	2009	2008	2007
		(in millions)
Borrowings
Notes due March 2019	$690	$—	$—
Notes due March 2039	283	—	—
Notes due November 2037	—	1,237	—
Notes due March 2037	—	—	1,000
Bank loans	30	7	187
All other	37	48	9

Total borrowings	$1,040	$1,292	$1,196

Repayments of borrowings

Notes due October 2008	$(200)	$—	$—
Notes due January 2008	—	(350)	—
Notes due February 2008(2)	—	(225)	—
Bank loans	(64)	—	(154)
All other	(79)	(153)	(44)

Total repayment of borrowings	$(343)	$(728)	$(198)

(1)	See Note 10 to the Consolidated Financial Statements of News Corporation for information with respect to borrowings.
(2)	Debt acquired in the acquisition of Dow Jones. See Note 3 to the Consolidated Financial Statements of News Corporation.

Ratings of the Public Debt

The table below summarizes the Company’s credit ratings as of June 30, 2009.

Rating Agency	Senior Debt	Outlook

Moody’s	Baa 1	Stable
S&P	BBB+	Stable

Revolving Credit Agreement

In May 2007, NAI entered into a credit agreement (the “Credit Agreement”), among NAI as Borrower, the Company as Parent Guarantor, the lenders named therein (the “Lenders”), Citibank, N.A. as Administrative Agent and JPMorgan Chase Bank, N.A. as Syndication Agent. The Credit Agreement provides a $2.25 billion unsecured revolving credit facility with a sub-limit of $600 million available for the issuance of letters of credit. NAI may request an increase in the amount of the credit facility up to a maximum amount of $2.5 billion. Borrowings are in U.S. dollars only, while letters of credit are issuable in U.S. dollars or Euros. The significant terms of the agreement include the requirement that the Company maintain specific leveraging ratios and limitations on secured indebtedness. The Company pays a facility fee of 0.08% regardless of facility usage. The Company pays interest for borrowings at LIBOR plus 0.27% and pays commission fees on letters of credit at 0.27%. The Company pays an additional fee of 0.05% if borrowings under the facility exceed 50% of the committed facility. The interest and fees are based on the Company’s current debt rating. The maturity date is in May 2012; however, NAI may request that the Lenders’ commitments be renewed for up to two additional one year periods. As of June 30, 2009 approximately $70 million in standby letters of credit, for the benefit of third parties, were outstanding.

Commitments and Guarantees

The Company has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. The following table summarizes the Company’s material firm commitments as of June 30, 2009.

	As of June 30, 2009
	Payments Due by Period
	Total	1 year	2-3 years	4-5 years	After 5 years
	(in millions)

Contracts for capital expenditure	$327	$306	$20	$1	$—
Operating leases (a)
Land and buildings	3,384	338	628	540	1,878
Plant and machinery	1,490	206	331	299	654
Other commitments
Borrowings	12,552	477	96	621	11,358
Exchangeable securities	1,737	1,608	—	—	129
Sports programming rights (b)	17,583	3,227	4,443	4,391	5,522
Entertainment programming rights	3,360	1,692	1,048	440	180
Other commitments and contractual obligations (c)	3,338	901	1,095	732	610

Total commitments, borrowings and contractual obligations	$43,771	$8,755	$7,661	$7,024	$20,331

The Company also has certain contractual arrangements in relation to certain investees that would require the Company to make payments or provide funding if certain circumstances occur (“contingent guarantees”). The Company does not expect that these contingent guarantees will result in any material amounts being paid by the Company in the foreseeable future. The timing of the amounts presented in the table below reflect when the maximum contingent guarantees will expire and does not indicate that the Company expects to incur an obligation to make payments during that time frame.

	As of June 30, 2009
		Amount of Guarantees Expiration Per Period
Contingent guarantees:	Total Amounts Committed	1 year	2 - 3 years	4 - 5 years	After 5 years
	(in millions)
Sports programming rights (d)	$471	$42	$135	$132	$162
Letters of credit and other	108	108	—	—	—

	$579	$150	$135	$132	$162

(a)

The Company leases transponders, office facilities, warehouse facilities, equipment and microwave transmitters used to carry broadcast signals. These leases, which are classified as operating leases, expire at certain dates through fiscal 2090. In addition, the Company leases various printing plants, which have leases that expire at various dates through fiscal 2095.

(b)

The Company’s contract with MLB gives the Company rights to broadcast certain regular season and post season games, as well as exclusive rights to broadcast MLB’s World Series and All-Star Game through the 2013 MLB season.

Under the Company’s contract with NFL, remaining future minimum payments for program rights to broadcast certain football games are payable over the remaining term of the contract through fiscal 2014.

The Company’s contracts with NASCAR give the Company rights to broadcast certain races and ancillary content through calendar year 2014.

Under the Company’s contract with the BCS, remaining future minimum payments for program rights to broadcast the BCS are payable over the remaining term of the contract through fiscal 2010.

Under the Company’s contract with the Big Ten Conference, remaining future minimum payments for program rights to broadcast certain Big Ten Conference sporting events are payable over the remaining term of the contract through fiscal 2032.

In addition, the Company has certain other local sports broadcasting rights.

(c)	Includes obligations relating to third party printing contracts, television rating services, a distribution agreement and paper purchase obligations.
(d)

A joint-venture in which the Company owns a 50% equity interest, entered into an agreement for global programming rights. Under the terms of the agreement, the Company and the other joint-venture partner have jointly guaranteed the programming rights obligation.

The table excludes the Company’s pension, other postretirement benefits (“OPEB”) obligations and the gross unrecognized tax benefits for uncertain tax positions as the Company is unable to reasonably predict the ultimate amount or timing. The Company made primarily voluntary contributions of $214 million and $57 million to its pension plans in fiscal 2009 and fiscal 2008, respectively. Future plan contributions are dependent upon actual plan asset returns and interest rates and statutory requirements. Assuming that actual plan asset returns are consistent with the Company’s expected plan returns in fiscal 2010 and beyond, and that interest rates remain constant, the Company would not be required to make any material contributions to its U.S. pension plans for the immediate future. The Company expects to make a combination of voluntary contributions and statutory contributions of approximately $55 million to its pension plans in fiscal 2010. Payments due to participants under the Company’s pension plans are primarily paid out of underlying trusts. Payments due under the Company’s OPEB plans are not required to be funded in advance, but are paid as medical costs are incurred by covered retiree populations, and are principally dependent upon the future cost of retiree medical benefits under the Company’s pension plans. The Company expects its OPEB payments to approximate $17 million in fiscal 2010. (See Note 17 to the Consolidated Financial Statements of News Corporation for further discussion of the Company’s pension and OPEB plans.)

Contingencies

Other than as disclosed in the notes to the accompanying Consolidated Financial Statements of News Corporation, the Company is party to several purchase and sale arrangements which become exercisable over the next ten years by the Company or the counter-party to the agreement. In the next twelve months, none of these arrangements that become exercisable are material. Purchase arrangements that are exercisable by the counter-party to the agreement, and that are outside the sole control of the Company are accounted for in accordance with EITF No. D-98 “Classification and Measurement of Redeemable Securities.” Accordingly, the fair values of such purchase arrangements are classified in redeemable noncontrolling interests.

The Company experiences routine litigation in the normal course of its business. The Company believes that none of its pending litigation will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

The Company’s operations are subject to tax in various domestic and international jurisdictions and as a matter of course, the Company is regularly audited by federal, state and foreign tax authorities. The Company believes it has appropriately accrued for the expected outcome of all pending tax matters and does not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

CRITICAL ACCOUNTING POLICIES

An accounting policy is considered to be critical if it is important to the Company’s financial condition and results and if it requires significant judgment and estimates on the part of management in its application. The development and selection of these critical accounting policies have been determined by management of the Company and the related disclosures have been reviewed with the Audit Committee of the Company’s Board of Directors. For the Company’s summary of significant accounting policies, see Note 2 to the Consolidated Financial Statements of News Corporation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may differ from the estimates.

Revenue Recognition

Filmed Entertainment – Revenues from distribution of feature films are recognized in accordance with SOP 00-2. Revenues from the theatrical distribution of motion pictures are recognized as they are exhibited and revenues from home video and DVD sales, net of a reserve for estimated returns, together with related costs, are recognized on the date that video and DVD units are made widely available for sale by retailers and all Company-imposed restrictions on the sale of video and DVD units have expired. Revenues from television distribution are recognized when the motion picture or television program is made available to the licensee for broadcast.

Management bases its estimates of ultimate revenue for each film on the historical performance of similar films, incorporating factors such as the past box office record of the lead actors and actresses, the genre of the film, pre-release market research (including test market screenings) and the expected number of theaters in which the film will be released. Management updates such estimates based on information available on the actual results of each film through its life cycle.

License agreements for the broadcast of theatrical and television product in the broadcast network, syndicated television and cable television markets are routinely entered into in advance of their available date for broadcast. Cash received and amounts billed in connection with such contractual rights for which revenue is not yet recognizable is classified as deferred revenue. Because deferred revenue generally relates to contracts for the licensing of theatrical and television product which have already been produced, the recognition of revenue for such completed product is principally only dependent upon the commencement of the availability period for broadcast under the terms of the related licensing agreement.

Television, Cable Network Programming and Direct Broadcast Satellite – Advertising revenue is recognized as the commercials are aired, net of agency commissions. Subscriber fees received from subscribers, cable systems and DBS operators are recognized as revenue in the period that services are provided, net of amortization of cable distribution investments. The Company defers the cable distribution investments and amortizes the amounts on a straight-line basis over the contract period.

Filmed Entertainment and Television Programming Costs

Accounting for the production and distribution of motion pictures and television programming is in accordance with SOP 00-2, which requires management’s judgment as it relates to total revenues to be received and costs to be incurred throughout the life of each program or its license period. These judgments are used to determine the amortization of capitalized filmed entertainment and television programming costs, the expensing of participation and residual costs associated with revenues earned and any fair value adjustments.

In accordance with SOP 00-2, the Company amortizes filmed entertainment and television programming costs using the individual-film-forecast method. Under the individual-film-forecast method, such programming costs are amortized for each film or television program in the ratio that current period actual revenue for such title bears to management’s estimated ultimate revenue as of the beginning of the current fiscal year to be recognized over approximately a six year period or operating profits to be realized from all media and markets for such title. Management bases its estimates of ultimate revenue for each film on factors such as historical performance of similar films, the star power of the lead actors and actresses and once released actual results of each film. For each television program, management bases its estimates of ultimate revenue on the performance of the television programming in the initial markets, the existence of future firm commitments to sell additional episodes of the program and the past performance of similar television programs. Management regularly reviews, and revises when necessary, its total revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization and/or a write-down of the asset to fair value.

The costs of national sports contracts at FOX and for international sports rights agreements are charged to expense based on the ratio of each period’s operating profit to estimated total remaining operating profit of the contract. Estimates of total operating profit can change and accordingly, are reviewed periodically and amortization is adjusted as necessary. Such changes in the future could be material.

The costs of local and regional sports contracts for a specified number of events are amortized on an event-by-event basis, while costs for local and regional sports contracts for a specified season are amortized over the season on a straight-line basis.

Original cable programming is amortized on an accelerated basis. Management regularly reviews, and revises when necessary, its total revenue estimates on a contract basis, which may result in a change in the rate of amortization and/or a write down of the asset to fair value.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and are depreciated on a straight-line method over the estimated useful lives of such assets. Changes in circumstances, such as technological advances, changes to the Company’s business model or capital strategy, could result in the actual useful lives differing from the Company’s estimates. In those cases, where the Company determines that the useful life of buildings and equipment should be shortened, the Company would depreciate the asset over its revised remaining useful life thereby increasing depreciation expense.

Intangible Assets

The Company has a significant amount of intangible assets, including goodwill, FCC licenses, and other copyright products and trademarks. Intangible assets acquired in business combinations are recorded at their estimated fair value at the date of acquisition. Goodwill is recorded as the difference between the cost of acquiring an entity and the estimated fair values assigned to its tangible and identifiable intangible net assets and is assigned to one or more reporting units for purposes of testing for impairment. The judgments made in determining the estimated fair value assigned to each class of intangible assets acquired, their reporting unit, as well as their useful lives can significantly impact net income.

The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the tangible net assets acquired is recorded as intangibles. Amounts recorded as goodwill are assigned to one or more reporting units. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Identifying reporting units and assigning goodwill to them requires judgment involving the aggregation of business units with similar economic characteristics and the identification of existing business units that benefit from the acquired goodwill.

Carrying values of goodwill and intangible assets with indefinite lives are reviewed at least annually for possible impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The Company’s impairment review is based on, among other methods, a discounted cash flow approach that requires significant management judgments. The Company uses its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse economic factors, unanticipated technological change or competitive activities, loss of key personnel and acts by governments and courts, may signal that an asset has become impaired.

The Company uses the direct valuation method to value identifiable intangibles for purchase accounting and impairment testing. The direct valuation method used for FCC licenses requires, among other inputs, the use of published industry data that are based on subjective judgments about future advertising revenues in the markets where the Company owns television stations. This method also involves the use of management’s judgment in estimating an appropriate discount rate reflecting the risk of a market participant in the U.S. broadcast industry. The resulting fair values for FCC licenses are sensitive to these long-term assumptions and any variations to such assumptions could result in an impairment to existing carrying values in future periods and such impairment could be material.

The Company’s goodwill impairment reviews are determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit by primarily using a discounted cash flow analysis and market-based valuation approach methodologies. Determining fair value requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates, relevant comparable company earnings multiples and the amount and timing of expected future cash flows. The cash flows employed in the analyses are based on the Company’s estimated outlook and various growth rates have been assumed for years beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. In assessing the reasonableness of its determined fair values, the Company evaluates its results against other value indicators, such as comparable public company trading values. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the purchase price paid. The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The assumptions utilized in the Company’s impairment reviews take into account the weakening of the economies in the markets where the Company’s businesses operate. The potential increase in the goodwill impairment charge resulting from a 10% adverse change in the estimated value of the impaired reporting units would be approximately $1.0 billion. The potential increase in the FCC licenses impairment charge resulting from a 10% adverse change in the assumptions above would be approximately $480 million.

Income Taxes

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions in which it operates. The Company computes its annual tax rate based on the statutory tax rates and tax planning opportunities available to it in the various jurisdictions in which it earns income. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining the Company’s tax expense and in evaluating its tax positions including evaluating uncertainties under FIN 48.

The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. In making this assessment, management analyzes future taxable income, reversing temporary differences and ongoing tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, the Company would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

Employee Costs

The measurement and recognition of costs of the Company’s various pension and other postretirement benefit plans require the use of significant management judgments, including discount rates, expected return on plan assets, future compensation and other actuarial assumptions.

In June 2007, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the fiscal year in which the changes occur through comprehensive income. (See Note 17 to the Consolidated Financial Statements of News Corporation)

The following table summarizes the incremental effects of the initial adoption of SFAS No. 158 on the Company’s consolidated balance sheet as of June 30, 2007:

	Before application of SFAS No.158	SFAS No. 158 adjustment	After application of SFAS No. 158
	(in millions)

Intangible assets	$11,710	$(7)	$11,703
Other non-current assets	1,096	(274)	822
Total assets	62,624	(281)	62,343

Other liabilities	3,301	18	3,319
Deferred income taxes	5,999	(100)	5,899
Total stockholders’ equity	33,121	(199)	32,922
Total liabilities and stockholders’ equity	62,624	(281)	62,343

The Company maintains defined benefit pension plans covering a significant number of its employees and retirees. The primary plans have been closed to employees hired after January 1, 2008. For financial reporting purposes, net periodic pension expense (income) is calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations and an expected rate of return on plan assets. The Company considers current market conditions, including changes in investment returns and interest rates, in making these assumptions. In developing the expected long-term rate of return, the Company considered the pension portfolio’s past average rate of returns, and future return expectations of the various asset classes. The expected long-term rate of return is based on an asset allocation assumption of 54% equities, 38% fixed-income securities and 8% in cash and other investments.

The discount rate reflects the market rate for high-quality fixed-income investments on the Company’s annual measurement date of June 30 and is subject to change each fiscal year. The discount rate assumptions used to account for pension and other postretirement benefit plans reflect the rates at which the benefit obligations could be effectively settled. The rate was determined by matching the Company’s expected benefit payments for the primary plans to a hypothetical yield curve developed using a portfolio of several hundred high quality non-callable corporate bonds.

The key assumptions used in developing the Company’s fiscal 2009, 2008 and 2007 net periodic pension expense (income) for its plans consist of the following:

	2009	2008	2007
	($ in millions)

Discount rate used to determine net periodic benefit cost	6.7%	6.0%	5.9%
Assets:

Expected rate of return	7.0%	7.0%	7.0%
Expected return	$143	$166	$135
Actual return	$(230)	$(140)	$232

(Loss)/Gain	$(373)	$(306)	$97

One year actual return	(10.8)%	(4.4)%	12.3%
Five year actual return	3.5%	8.2%	9.0%

The weighted average discount rate is volatile from year to year because it is determined based upon the prevailing rates in the United States, the United Kingdom and Australia as of the measurement date. The Company will utilize a weighted average discount rate of 7.0% in calculating the fiscal 2010 net periodic pension expense for its plans. The Company will continue to use a weighted average long-term rate of return of 7.0% for fiscal 2010 based principally on a combination of asset mix and historical experience of actual plan returns. The accumulated net losses on the Company’s pension plans at June 30, 2009 were $663 million which increased from $448 million at June 30, 2008. This increase of $215 million was due primarily to the recent performance of the global equity markets partially offset by a higher discount rate. Higher discount rates decrease the present values of benefit obligations and reduce the Company’s accumulated net loss and also decrease subsequent-year pension expense; lower discount rates increase present values of benefits obligations and increase the Company’s deferred losses and also increase subsequent-year pension expense. The net accumulated losses at June 30, 2009 were primarily a result of deferred asset losses. These deferred losses are being systematically recognized in future net periodic pension expense in accordance with SFAS No. 87, “Employers Accounting for Pensions” (“SFAS No. 87”). Unrecognized losses in excess of 10% of the greater of the market-related value of plan assets or the plans projected benefit obligation are recognized over the average future service of the plan participants.

The Company made contributions of $214 million, $57 million and $67 million to its pension plans in fiscal 2009, 2008 and 2007, respectively. These were primarily voluntary contributions made to improve the funded status of the plans which were impacted by the economic conditions noted above. Future plan contributions are dependent upon actual plan asset returns, statutory requirements and interest rate movements. Assuming that actual plan returns are consistent with the Company’s expected plan returns in fiscal 2010 and beyond, and that interest rates remain constant, the Company would not be required to make any material statutory contributions to its primary U.S. pension plans for the immediate future. The Company will continue to make voluntary contributions as necessary to improve funded status.

Changes in net periodic pension expense may occur in the future due to changes in the Company’s expected rate of return on plan assets and discount rate resulting from economic events. The following table highlights the sensitivity of the Company’s pension obligations and expense to changes in these assumptions, assuming all other assumptions remain constant:

Changes in Assumption	Impact on Annual Pension Expense	Impact on PBO

0.25 percentage point decrease in discount rate	Increase $11 million	Increase $88 million
0.25 percentage point increase in discount rate	Decrease $11 million	Decrease $88 million
0.25 percentage point decrease in expected rate of return on assets	Increase $5 million	-
0.25 percentage point increase in expected rate of return on assets	Decrease $5 million	-

Net periodic pension expense for the Company’s pension plans is expected to be approximately $152 million in fiscal 2010. The increase is primarily due to the amortization of deferred asset losses.

Recent Accounting Pronouncements

See Note 2 to the Consolidated Financial Statements of News Corporation for discussion of recent accounting pronouncements.